Mail Stop 6010


      October 26, 2005


Mr. H. Averett Walker
President, Director and Chief Executive Officer
Security Bank Corporation
4219 Forsyth Road
Macon, Georgia 31210


      Re:	Security Bank Corporation
		Form 10-K/A for the Fiscal Year Ended December 31, 2004
      Filed October 19, 2005
Forms 10-Q/A for the Quarterly Periods Ended March 31, and June
30,
2005
      File No. 000-23261


Dear Mr. Walker:


	We have completed our review of your Form 10-K/A and related materials and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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